Exhibit 14.1

TITLE OF POLICY: CODE OF BUSINESS CONDUCT POLICY	Policy No. 6005	Page 1 of 22
Date: January 2006

SOLO CUP COMPANY

CODE OF BUSINESS CONDUCT

Solo Cup Company requires all of its employees to observe the highest ethical standards in the performance of their duties and to comply with all laws and regulations governing business transactions. All people will be treated with respect, dignity, honesty, professionalism and integrity.

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Date: January 2006

Solo Cup Company

Code of Business Conduct

Questions and Answers	3

I. Conducting Business:
Competition and Antitrust Laws	5
Competitive Information	7
Trade Compliance: Import/Export Issues and Boycott Laws	7
Privacy	8
Advertising and Promotion of Products	9
Product Quality and Regulatory Compliance	9
The Government as Our Customer	9
Prohibition of Corrupt Practices	10
Supplier Relationships	11
Government Inquiries	11

II. Solo Cup Work Environment:
Workplace Harassment	11
Equal Opportunity and Diversity	12
Alcohol and Drug Free Workplace	12
Environment, Health and Safety	12
Minimum Hiring Age/Child Labor	13

III. Company Information, Resources and Financial Disclosure:
Accurate Books and Records, including Financial Disclosure	13
Company Property, Resources and Time	14
Confidential Information, including Proprietary Information and Trade Secrets	14
Patents, Trademarks and Copyrights	15
Electronic Media (e-mail, internet, etc.)
Use and Network Security	16
Records Retention and Storage	17

IV. Conflicts of Interest:
Conflicts of Interest	17
Receiving Gifts and Entertainment	18
Offering Gifts and Entertainment	19

V. Political Activities and Public Affairs:
Personal Political Activity	20
Political Contributions	21

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QUESTIONS AND ANSWERS

What is this document? This document is intended to clearly and unambiguously state the policies of Solo Cup Company relating to ethical standards and business practices. It is designed to help everyone who works for Solo Cup Company comply with the Code of Business Conduct set forth above, and should be considered to be part of the Code. It explains what behaviors are required to follow the compliance and integrity rules that apply to their jobs and to know when and where to ask for help or advice.

These guidelines are to be applied to the conduct of every aspect of the global business of the Company. The Company does not lower its standards because competitors behave differently; we do not bend the rules because local customs or standards may be dissimilar.

Who should follow the Code? All employees worldwide who work for Solo Cup Company or any of its divisions, subsidiaries, operating groups or affiliated companies must adhere to the Code and the standards contained in this document. Solo Cup requires that all employees sign an acknowledgment confirming that they have received and understand the Code, and are complying with it. You should consult this document as needed or the Ethics Helpline when acting on behalf of Solo Cup Company and questions arise.

The executive officers of the Company are responsible for assuring consistent adherence to this Code. Each employee, however, is ultimately responsible for his or her own actions. All employees must acquaint themselves with the laws, regulations, standards, policies, procedures and restrictions applicable to their assigned duties and responsibilities, and conduct themselves accordingly. As an employee, if you fail to comply, you risk being disciplined or terminated. If you break the law, you also may be personally liable. Accordingly, whenever the legality or propriety of any proposed program or course of conduct is subject to question, it is incumbent upon the employee involved to obtain advice concerning these policies from their supervisor, their local Human Resources representative, a member of the executive management team, the Legal Department or the Ethics Helpline, as more fully described below.

Each employee is also individually responsible for reporting wrongdoing. If a law or Company policy has been broken, please report it promptly. See “Whom should I contact if I have a question or concern?” below.

What are a manager’s responsibilities? Those who supervise others have additional responsibilities under the Code to:

•	Set an example – lead by consistently acting with the highest integrity

•	Explain to their employees why compliance with the Code is required

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•	Encourage discussion of business standards and ethics

•	Monitor compliance of the people they supervise

•	Respond promptly and properly to concerns raised by employees

•	Protect employees against reprisals when they raise ethical questions or concerns or report actions they feel may have violated this Code.

Will there be retaliation if I file a report? No. No one will be punished for a good faith report of a possible breach of the law, a regulation or Company policy. Any allegation of a reprisal should be reported through the Ethics Helpline, and will be investigated.

What should I do if I have a question or concern? If you have a question or concern, you should follow the procedures outlined below under “Whom should I contact if I have a question or concern?” One of the most important responsibilities each employee has at Solo Cup is the obligation to raise a concern about a possible violation of the Code or the law. In fact, if you become aware of a violation and do not report it, you will be subject to disciplinary action, up to and including discharge. Although it may seem difficult to raise such a concern, it is important to remember the potentially severe consequences that can result from remaining silent. Examples of such consequences include:

•	Serious damage to the health, safety and well-being of yourself, your fellow employees, the Company as a whole, our customers, our suppliers and the communities in which we do business

•	The loss of confidence in Solo Cup along with damage to its reputation

•	Potentially large fines, damage awards and other financial penalties against the Company; fines and/or prison sentences for individual employees.

Whom should I contact if I have a question or concern? You have several choices to get answers to your questions or to raise any concern about what might be a violation of the Code. You can and should discuss the issue or question with any of the following:

•	Your supervisor or manager

•	The next level of management, including your supervisor’s supervisor or the head of your department or location

•	A member of the executive management team

•	Your local human resources representative

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•	The Company’s legal department

•	The Ethics Helpline

Although it is not required that you go to your supervisor or manager first, generally, he or she will be in the best position to resolve the issue quickly and therefore will be the place to start. However, if after raising a concern, the issue is not resolved, you should raise it with one of the other contacts listed above.

What is the Ethics Helpline? The Ethics Helpline is dedicated to receiving any reports you may have of a violation or potential violation of our Code of Business Conduct. Solo Cup has selected EthicsPoint, an independent third party, to provide you with a way to confidentially file a report either through a website or a toll-free telephone number. You have the option of remaining anonymous if you so choose. The toll-free telephone number for US/Canada is 1-866-294-9502. For further information, including international phone numbers and the website, please click on the EthicsPoint icon on Solo’s intranet or internet.

I. CONDUCTING BUSINESS

Competition and Antitrust Laws: Although competition law issues are fairly complex, it is helpful to keep in mind that the purpose of antitrust laws is to preserve fair and open competition in our free market economy. Solo Cup strictly adheres to what are known as “antitrust” laws in the U.S. and “competition” laws in other countries. These laws prohibit anticompetitive agreements, such as price-fixing and predatory efforts to eliminate competitors.

Facts about Competition Laws:

•	Competition laws vary around the world: Many countries, the European Union and individual states in the U.S. have laws prohibiting anticompetitive behavior.

•	Some competition laws – such as those in the U.S. and the EU – may apply when the conduct occurs outside the country’s borders.

Basic Rules to Know: Certain agreements almost always violate competition laws. Never talk with or exchange information with competitors to:

•	Fix prices – this can include setting minimum or maximum prices, or “stabilizing” prices.

•	Fix terms related to price, pricing formulas, trade promotions or credit terms.

•	Divide up markets, customers or territories.

•	Limit production.

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•	Rig a competitive bidding process, including arrangements to submit falsified bids.

•	Boycott a competitor, supplier, customer or distributor.

Do not discuss competitive matters with any competitor – at any time or any place – without authorization of the Legal Department.

Other activities may raise competition law issues. Always consult with the Legal Department before:

•	Discussing joint ventures, mergers, acquisitions, marketing, purchasing or similar collaborative arrangements with competitors.

•	Establishing exclusive dealing arrangements (e.g. contracts that require a company to buy only from or sell only to a Solo Cup company).

•	Tying or bundling together different products or services (e.g. contracts that require a buyer who wants one product to also buy a second “tied” product).

•	Engaging in activities involving trade associations or setting industry standards.

•	Serving as a director or officer in a company that competes with us.

•	Setting resale prices with resellers (in the U.S. and some other countries).

Monopolizing, trying to monopolize markets and abusing a dominant position are illegal: Some competition laws make it illegal to monopolize or attempt to monopolize a market, while others regulate the conduct of companies that hold a “dominant position.” A company with a dominant position, for example, must not try to prevent others from entering the market, or to eliminate competition. Usually competitors set prices to cover their costs – below-cost pricing may appear to be “predatory.” If there is a reason to price below cost, this should be reviewed with the Legal Department to ensure that it is not predatory or in violation of any law.

Charging different prices to customers who are competitors may be illegal: In the U.S., a complex law called the “Robinson-Patman Act” in some cases prohibits charging different prices on sales of goods to customers who compete with one another. There are a number of exceptions to this law. Similar laws apply in many international jurisdictions. In the EU, differential pricing may raise issues where a company has a dominant position or where such pricing is done by agreement with a third party. Employees with authority to set prices need to learn the requirements of these laws and should consult the Legal Department for guidance.

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Competitive Information: In any business, including Solo Cup’s, competitive information is valuable. It is always beneficial to learn as much as possible about our competitors, as well as our suppliers and our customers. However, we must be ethical about how we acquire that information, as some forms of information gathering are wrong and can violate the law.

Legitimate sources of competitive information include:

•	Publicly available information, such as newspapers, the internet and published sales materials

•	Talking with customers – but not to obtain confidential information

•	Customers giving you a competitor’s non-confidential proposal

•	Information shown at trade shows

•	Industry surveys by reputable consultants

Do NOT use the following:

•	A competitor’s confidential or proprietary information

•	Confidential or proprietary information in any form possessed by employees from prior employers

•	Confidential information about a competitor’s bid if you are involved in bidding, including Government contracts

•	Confidential information on a competitor that someone offers to sell

If you find that you are in possession of any confidential or proprietary competitor information, or if you are uncertain about whether it is appropriate for you to accept certain competitive information, consult the Legal Department.

Trade Compliance: Import/Export Issues and Boycott Laws: Every country has laws about importing and exporting goods and technology. Solo Cup and its agents and representatives must comply with all applicable import and export controls.

Export Controls: International organizations, such as the United Nations and the EU, as well as countries such as the United States, periodically impose prohibitions or other restrictions on export and trade dealings with certain countries, entities and individuals. Trade restrictions take many forms, including bans on:

•	Transactions involving sanctioned countries – includes exports to a sanctioned country; transshipments through a non-sanctioned country to a sanctioned country, or vice versa; imports from or dealings in property originating in a sanctioned country; travel to or from a sanctioned country; and financial transactions and dealings involving a sanctioned country.

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•	Restricted products and technologies – exports can also include the transfer of services or technology (such as technical data or other information). Certain products, software and technologies require an export license even when they are shipped to a legitimate company in a friendly country for peaceful use.

Please consult the Legal Department if you require assistance on any such export issues.

U.S. Anti-Boycott Regulations: A boycott is an organized effort to coerce its “target” to take a specific action. Boycotts are “enforced” by refusing to buy, sell or use the target’s products and/or services. These laws were originally designed to respond to the boycott of Israel by certain Middle Eastern countries, but they apply to any boycott of countries friendly to the U.S. There are severe penalties for violations of these laws. Solo Cup is required to report to the U.S. Government and not to cooperate with any request concerning boycotts or related restrictive trade practices. You should immediately notify the Legal Department if you receive boycott-related requests for information, whether oral or written.

Import Compliance Issues: As a general rule, importation of Solo’s products is subject to various customs laws and regulations, including import duties, value added taxes and excise taxes that may be payable in relation to our products. Payment of these duties and taxes is contingent upon various issues, including, but not limited to: the classification of the goods by the importing country; the country of origin or country of manufacture of the goods; and the value of the intercompany or third party shipment.

Privacy: In our increasingly information-based society, individual customer, employee, medical, financial and other sensitive personal information must be adequately protected from unauthorized disclosure. Solo is committed to protecting personal information that it collects and maintains, as well as to compliance with all applicable privacy and data protection laws, regulations and treaties. Guidelines in this area include:

•	If you do not have a legitimate business reason to access personal information, you should never seek to do so.

•	If you do have a legitimate reason to access such information, you must use that information only for authorized business purposes and you should take steps to protect it against any unauthorized release or use, including keeping secure your paper and computer-based records.

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•	Consult with the Legal Department before establishing or updating any system, process or procedure to collect, use disclose or transmit individual customer, employee or vender information, including medical or financial records or other sensitive personal information.

Advertising and promotion of products: Solo Cup’s reputation is a critical component of our success in maintaining the trust of our customers. To preserve our reputation as a responsible supplier whose products and services are desired for their features, innovation, quality and value, we must build trusting relationships through, among other things, the honest and fair description of our products. All advertising and sales activities must be accurate, fair and honest. Before we make a claim about a product, we must be able to substantiate it. All advertising and sales promotions must be approved by the Sales and Marketing Group.

Product quality and regulatory compliance: Maintaining the high quality of Solo Cup’s products is critical to our success. Quality is not just a manufacturing plant responsibility: the quality of our products starts with understanding the requirements of our customers, defining those requirements, and designing products to meet or exceed those requirements. Our quality and service standards are designed to ensure that our customers receive the right products at the right time. In addition, Solo Cup has established monitoring systems designed to detect potential product defects. All Solo Cup employees must comply with all Government requirements and all Company quality standards for products that the Company manufactures. This includes compliance with all applicable laws and regulations governing the manufacture and distribution of our products.

The Government as our customer: Special rules apply when a Government is our customer – rules that are in some cases very different than those that apply in dealing with a commercial customer. Violations can result in civil or criminal penalties. Solo employees who are involved in bidding on or providing service under a Government contract must know these rules.

Basic rules include:

•	Never seek or accept confidential bid information

•	Never offer or provide gifts, gratuities or entertainment without prior written approval of your supervisor and the Legal Department

•	Know and follow anti-kickback rules, including restrictions on gifts by those seeking business from the Government and Government contractors

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•	Understand “most favored customer” pricing and verify compliance with the Pricing or Legal Departments

•	Conform strictly to the contract’s quantity, quality and testing requirements

•	Invoices must always be accurate, complete and in full compliance with all rules and regulations

•	Be truthful, accurate and complete in all representations and certifications

•	Know the Government’s rules and regulations with respect to the bid and the contracting processes

•	Don’t initiate any employment discussions with any current or former Government employee until first consulting with the Legal Department.

Prohibition of Corrupt Practices:

Improper Payments: The laws of virtually all countries in which Solo Cup operates, as well as important extra-territorial laws, such as the U.S. Foreign Corrupt Practices Act (“FCPS”) and similar laws, prohibit bribes to foreign Governments and other officials. Solo Cup employees should not offer anything of value to obtain any improper advantage in selling goods or representing the Company’s interests to governmental authorities. A violation is a serious criminal offense for both the Company and for the individuals involved, which can result in fines, loss of export privileges and imprisonment for individuals.

The following activities are prohibited and apply to all Solo employees:

•	Engaging in bribes, kickbacks, money laundering or other corrupt practices

•	Making improper payments through third parties

•	Making an unauthorized payment or gift – directly or through an agent – to a government official

•	Inducing a foreign official to do something illegal

•	Ignoring or fail to report any indication of improper payments, gifts or entertainment

•	Establishing an unrecorded fund for any purpose

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•	Making a false or misleading entry in Company books

•	Looking the other way when there might be a violation

Supplier Relationships: Solo Cup bases its relationships with suppliers on lawful, efficient and fair practices. We also expect our suppliers to adhere to applicable legal requirements in their business relationships, including those with their employees, their local communities and their customers. Solo Cup has adopted a Supplier Code of Conduct which requires all Solo Cup suppliers to adhere to a set of guidelines outlined in that code. The quality of our supplier relationships often has a direct bearing on the quality of our customer relationships. Likewise, the quality of our suppliers’ products and services affects the quality of our own products.

To that end, Solo Cup employees must:

•	Provide a competitive opportunity for suppliers to earn a share of Solo Cup’s purchasing volume, including small businesses and businesses owned by the disadvantaged, minorities and women

•	Enlist supplier support in ensuring that Solo Cup consistently meets and exceeds customer expectations of quality, cost and delivery

•	Do business only with suppliers who comply with Solo’s Cup’s Supplier Code of Conduct.

Government Inquiries: Solo Cup’s business is regulated by a number of government agencies, including the Internal Revenue Service, Department of Labor, the Securities and Exchange Commission and the Federal Trade Commission. Occasionally, a government official may request information or make an inquiry about our activities. When this happens, we will cooperate with all reasonable requests for information. It is important never to mislead or make false statements to an investigator. Almost every government agency makes it a crime to knowingly submit false or incomplete information; therefore, all information given must be honest, accurate and complete. If you are approached by someone identifying himself or herself as a government official, contact the Legal Department before giving any information.

II. SOLO WORK ENVIRONMENT

Workplace harassment: Solo Cup is committed to providing a working environment free from intimidating, hostile or offensive actions or behavior to all employees. The Company prohibits sexual harassment of its employees in any form, as well as harassment in any way relating to matters such as race, color, creed, religion, national origin, ancestry, marital status, age, sexual orientation, veteran status, disability or any other legally protected basis. Unwelcome sexual

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advances, requests for sexual favors and other verbal or physical conduct of a sexual nature are examples of behaviors that constitute sexual harassment and will not be tolerated. Further, racial, ethnic or religious slurs or other verbal or physical conduct or comments relating to an individual’s color, creed, national origin, ancestry, marital status, age, sexual orientation, veteran status, disability or any other legally protected basis constitute harassment and will not be tolerated.

Equal opportunity and diversity: Solo Cup is committed to the principle of Equal Employment Opportunity and its responsibility to extend that opportunity to all individuals. We recruit, hire, develop, promote, discipline and provide other conditions of employment without regard to a person’s race, color, religion, sex, age, national origin, sexual orientation, ancestry, veteran status, disability, citizenship, marital status, or any other legally-protected status. The Company also takes affirmative action to employ and advance both minorities and females.

Alcohol and drug free workplace: Solo Cup is committed to provide a safe, healthy and productive work environment for employees and to lessen the potential for on-the-job accidents, absenteeism, tardiness, poor job performance, inefficiency, poor morale and damage to Company property. In particular, Solo Cup is concerned about alcohol or substance abuse and/or the presence of alcohol or illegal substances on Solo Cup property, since such activity can have a serious adverse effect on safety, attendance, productivity and product quality. Solo Cup also recognizes the right of non-substance abusing employees to be free of the safety risks in an environment in which substance abuse is tolerated and to be free of the work related problems caused by drug or alcohol abuse which may have an impact on the non-user/abuser.

It is, therefore, the Company’s policy that the unlawful manufacture, transportation, distribution, dispensation, possession (including any traces of such substances), use, consumption, transfer or sale of a controlled substance or illegal drug or the abusive use of a legal or prescription drug is prohibited anywhere at any time, in the workplace, in Company vehicles, on or about Company property or elsewhere when employees are engaged in Company business. The carrying, possession or use of alcohol beverages or illegal substances by Solo Cup employees during their working hours on Solo Cup property or vehicles is also prohibited. The prohibition applies at all times, including during work breaks. The unlawful use of drugs includes (i) the use of illegal drugs and (ii) the illegal use of prescription drugs that are controlled substances in a manner inconsistent with their prescribed purpose.

Environment, Health and Safety: Solo Cup is committed to providing its employees with a safe and secure work environment. Safety is particularly important in manufacturing locations, which are subject to significant workplace safety regulations. Each work location has safety rules that must be followed. In addition, we must comply with all environmental, health and safety laws and regulations, both domestically and internationally, as applicable.

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Minimum hiring age/child labor: Solo Cup does not produce or manufacture products using forced or indentured child labor. Regular, full-time employees at Solo Cup are at least 18 years of age. In some countries, part-time work, summer jobs, or apprenticeship programs may exist for younger individuals as part of a regulated or supervised program that balances the person’s educational and social development.

III. COMPANY INFORMATION, RESOURCES AND FINANCIAL DISCLOSURE

Accurate books and records, including financial disclosure: Accurate business records are crucial. Solo Cup is committed to providing full, accurate, timely and understandable information about the Company in all material respects, and in particular, with regard to its financial condition and results of operations. In meeting this commitment, the Company is required by securities laws to report in accordance with generally accepted accounting principles in the U.S. and to maintain books and records that accurately and fairly reflect all transactions.

Solo employees must help ensure that reporting of any business information – financial or otherwise – is accurate, complete and timely. Examples of business records that must be scrupulously maintained include costs, sales, shipments, time sheets, rebate information, bills, payroll and benefits records. In meeting this objective, all employees must:

•	Follow all laws, external accounting requirements and Company procedures for reporting financial and other business information

•	Never deliberately make a false or misleading entry in a report or record

•	Do not hide or fail to record any funds, assets or transactions

•	Never alter or destroy Company records, except as authorized by established Company policies and procedures

Senior financial officers and other managers responsible for accurate books and records, and accounting and disclosure of financial information have a special duty to ensure that these standards are met.

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Company property, resources and time: Solo Cup provides us with a place to work and with the tools to do our jobs. In return, as Solo employees, we are expected to respect and protect company property, including, but not limited to:

•	Confidential information

•	Facilities

•	Office Supplies

•	Patents, trademarks and copyrights

•	Proprietary information and trade secrets

•	Inventory

•	Products

•	Computers

•	Equipment

This property may be used only for Company business, unless specifically otherwise approved by management.

Confidential information, including proprietary information and trade secrets: “Confidential” or “proprietary” information is a valuable asset. It includes facts, data, ideas, strategies and knowledge that have not been disclosed to the public. Because it is the product of the Company’s own hard work, various laws allow the Company to protect this information from use by outsiders. Confidential information that has commercial value to competitors or to others who have an interest in doing business with Solo Cup is also referred to as a “trade secret.” Some examples of confidential information, proprietary information and trade secrets include, but are not limited to:

•	Sales/Marketing

•	Customer lists and related information

•	Marketing strategies and plans

•	Identity of vendors

•	Customer pricing

•	Manufacturing

•	Manufacturing methods, techniques and processes

•	Plant layouts

•	Manufacturing forecasts

•	Standard Operating Procedures (SOPs)

•	Manufacturing failures

•	Financial

•	Pricing

•	Budget forecasts

•	Profit margins

•	Costs

•	Human Resources

•	Employment data

•	Personnel files

•	Wage and salary data

•	Employee medical records

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•	Strategic

•	Planned business or product acquisitions or divestitures

•	Strategic plans

•	Technical

•	Design specifications

•	Research and development data

•	Prototypes

•	Engineering designs

•	Inventions

•	Computer programs

•	Data compilation

•	Supplier

•	Supplier lists

•	Pricing

Patents, trademarks and copyrights: In addition to the confidential information described above, one of Solo Cup’s most valuable assets is its intellectual property – its patents, trademarks and copyrights. It is Solo Cup’s policy to establish, protect, maintain and defend its rights in all commercially significant intellectual property and to use those rights in responsible ways. All Solo Cup employees must take steps to safeguard these assets. Some of the ways you can accomplish this goal are:

•	Identify and protect commercially significant Solo intellectual property

•	Consult with the Legal Department before (i) disclosing Solo Cup proprietary information; (ii) soliciting, accepting or using proprietary information of outsiders; or (iii) permitting third parties to use Solo intellectual property

•	Assert intellectual property rights only in a way consistent with the law

•	Understand your responsibilities to the Company regarding new inventions and ideas that you may develop while a Solo Cup employee, as described below

•	Respect valid patents, copyrighted materials and other protected intellectual property of others

It is the Company’s policy that any discoveries, inventions, improvements or works (including, without limitation, computer programs, manuscripts, reports or formulas), whether the same relates to a machine, apparatus, device, process, composition, product, article or other thing, which any employee may make design or develop while employed by the Company and which relates in any

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manner to any phase of the business of the Company, must be promptly and fully disclosed by the employee to the Company. It is not relevant whether such invention, discovery, etc. was made, designed or developed by the employee directly in connection with his or her duties of employment.

Further, it is the Company’s policy that that all right, title and interest in and to any such invention, whether or not patented, discovery, improvement or work, both in the United States and any foreign country, shall belong to the Company as its sole and exclusive property. Both while in the employ of the Company and thereafter, each employee shall regard and treat the same as secret and confidential.

Electronic media (e-mail, internet, etc.) use and network security: Solo Cup employees’ use of electronic media should be used to serve the business interests of the Company. All employees with access to our electronic media – e-mail, voicemail, Intranet, internet, video and audio equipment, instant messaging, telephones, cellular phones, personal data assistants and the like, hardware, software, networks and the information that runs on them – must use responsibly and primarily for legitimate business purposes. Any personal use should be legal, reasonable and kept to a minimum. Solo Cup electronic media may not be used for an employee’s personal business ventures. Information should be protected through the use of IDs, and passwords. Good judgment should be used to guide our use of electronic media, but keep these rules in mind:

•	Do not engage in electronic communications that might be considered offensive, derogatory, defamatory, harassing, obscene or otherwise, vulgar

•	Do not use Company electronic communications systems to improperly disseminate copyrighted or licensed materials or proprietary information or download copyrighted information of others

•	Do not use Company electronic communications systems to transmit chain letters, advertisements or solicitations

•	Do not visit inappropriate internet sites

•	Do not turn off or disable your computer’s anti-virus software at anytime

•	Do not detach, decompress, run/launch, or install any software programs not authorized by Solo Cup for legitimate business purposes

•	Clearly identify any electronic communication containing confidential information by adding “Solo Cup Confidential” or “Private and Confidential” to the subject line or body of the e-mail

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•	Do not store Solo Cup confidential information on a non-Solo Cup electronic media device such as a home computer, personal data assistant or cellular phone

•	Lock computers and personal data assistants when not in use and do not leave them unattended

Records retention and storage: Save business records, including electronic data, only for the time period specified in the Company’s record retention policy.

IV. CONFLICTS OF INTEREST, GIFTS AND ENTERTAINMENT

Conflicts of interest: A conflict of interest arises when your personal interests or activities influence, or appear to influence, your ability to act with loyalty and objectivity to the best interests of Solo Cup. Entering into a relationship or an arrangement that conflicts with your responsibility to Solo Cup must be avoided. Some situations that could cause a conflict of interest include:

•	Outside employment or affiliations

•	Jobs and affiliations of close relatives

•	Serving as a director of another business

•	Having a significant financial interest in an existing or potential competitor, a customer or a supplier.

When evaluating whether you are entering into a potential situation that could be a conflict of interest, use good judgment and ask yourself:

•	Would this investment/affiliation/activity affect any decisions I will make for Solo Cup?

•	How would this investment/affiliation/activity seem to others inside Solo Cup? Would my co-workers think it might affect how I do my job for the Company?

•	How would it look to someone outside, such as a customer, supplier or even the media?

If you think you may have a conflict of interest, or that others could possibly believe an activity or relationship in which you are engaged is a conflict of interest, you should seek guidance from and report the circumstances to your supervisor, the Ethics HelpLine or the Legal Department.

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Receiving Gifts and Entertainment: “Gifts and Entertainment” means anything of value, including discounts, loans, cash, favorable terms on any product or service, prizes, services, transportation, use of another company’s vehicles or vacation facilities, stocks or other securities, participation in stock offerings, home improvements, tickets, and gift certificates. The potential list is endless — these are just examples.

Gifts and entertainment offered to Solo Cup employees and their close relatives fall into three categories:

Usually OK: Some gifts and entertainment are small enough that they do not require approval. Gifts or entertainment with a combined market value of $250 or less from any one source in a calendar year are in this category (as long as they do not fall into the “Always Wrong” category, below). This means that as long as the following do not total more than $250 from a single source in a calendar year they do not require approval:

•	Occasional meals with a business associate.

•	Ordinary sports, theatre and other cultural events.

•	Other reasonable and customary gifts and entertainment.

Similarly, accepting promotional items of nominal value, such as pens, calendars, and coffee mugs that are given to customers in general, does not require approval.

Always Wrong: Other types of gifts and entertainment are simply wrong, either in fact or in appearance, so that they are never permissible, and no one can approve these. A conflict of interest may arise from any gift or entertainment offered by a competitor; someone whose primary purpose is to obtain business from Solo Cup; or someone trying to influence your decision-making objectivity. Employees may never:

•	Accept any gift or entertainment that would be illegal or result in any violation of law.

•	Accept any gift of cash or cash equivalent (such as gift certificates, loans, stock, stock options).

•	Accept or request anything as a “quid pro quo,” or as part of an agreement to do anything in return for the gift or entertainment.

•	Participate in any entertainment that is unsavory, sexually oriented, or otherwise violates our commitment to mutual respect.

•	Participate in any activity that you know would cause the person giving the gift or entertainment to violate his or her own employer’s standards.

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Always Ask: For anything that does not fit into the other categories, it may or may not be permissible to proceed; but you will need to get written approval from your supervisor and the Executive Vice President responsible for your area in the Company. Examples in this category include the following, when paid by a current or potential supplier or customer:

•	Gifts and entertainment from a single source with an annual fair market value over $250.

•	Special events — such as tickets to a World Series or Super Bowl game (these usually have a value of more than $250).

•	Travel or entertainment lasting more than a day.

•	In determining whether to approve something in the “Always Ask” category, supervisors and EVPs will use reasonable judgment and consider such issues as:

•	Whether the gift or entertainment would be likely to influence your objectivity

•	Whether there is a business purpose (for example, business will be discussed as part of the event in question)

•	What kind of precedent it would set for other employees

•	How it would appear to other employees or people outside the Company

What to Do if You Receive an Impermissible Gift: You must immediately inform the Legal Department and return any gift of cash or cash equivalent such as a bank check, money order, investment securities or negotiable instrument. For other types of gifts over the “Usually OK” amount, if your supervisor and EVP determine that returning the gifts is impractical or undesirable, you should turn the gifts over to your supervisor for Company use, sale or donation. Gifts such as a picture, desk set or the like may be used in your Company office with the written permission of your supervisor but will remain Company property. If appropriate, a letter should be sent to the donor explaining the Company’s policy with respect to gifts.

If you have questions or concerns about gifts and entertainment policies, contact your supervisor, local Human Resources representative, or the Legal Department.

Offering Gifts and Entertainment: Just as we have strict rules for receiving gifts and entertainment, we must also be careful how we offer them. Offering

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social amenities or business courtesies of a nominal value such as modest gifts, meals and entertainment is common in the commercial world and is meant to create goodwill and enhance business relationships.

Using good judgment and moderation, occasionally exchanging entertainment or gifts of nominal value with a non-Governmental individual or entity is appropriate unless the recipient’s employer forbids the practice. Any courtesy should always comply with the policies of the recipient’s organization.

Some conduct is always off-limits — no exceptions. Never offer or provide a gift, entertainment or anything of value if it is:

•	Illegal.

•	Known to be in violation of the rules of the recipient’s organization.

•	Cash or other monetary instruments (such as bank checks, traveler’s checks, money orders, investment securities or negotiable instruments).

•	Unsavory, sexually oriented, or otherwise violates our commitment to mutual respect.

•	A “quid pro quo” (offered for something in return).

•	A gift over $1,000 — unless presented in a public presentation making it clear that the recipient is being given the gift, for example, pursuant to a sales incentive program that is known and acceptable to the recipient’s employer.

•	Not recorded properly on Company books.

Gifts and entertainment to Government officials raise special risks. Never offer, provide or approve such gifts, gratuities or entertainment without prior written approval of the Legal Department and your supervisor.

For more information on the risks of offering gifts and entertainment to Government officials, see these sections in this Code: “Political Activities and Public Affairs” and “Conducting Business: Prohibition of Corrupt Practices and The Government As Our Customer.”

V. POLITICAL ACTIVITIES AND PUBLIC AFFAIRS

Personal political activity: Solo Cup recognizes that good citizens are actively involved in public affairs. Personal political activity might include: supporting and contributing to candidates and political parties; seeking public office; volunteering

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Date: January 2006

personal time to another’s political campaign; or contacting an elected official on an issue of personal importance. In these types of activities, Solo Cup employees must always make it clear that their views and actions are their own, and not those of the Company’s or made on behalf of the Company. In addition, employees are not to use Company time, property or equipment for personal political activities.

Political contributions: Every country has different laws regarding taking part in the political process. For example, the U.S. and certain other countries set strict limits on contributions by corporations to political parties and candidates, and violators are subject to very serious penalties. Employees may not make any direct or indirect political contribution or expenditures on behalf of Solo Cup unless authorized by the Legal Department in writing. Political contributions or expenditures over $5,000 also require the prior written approval of the President. This includes activities such as using Company funds to buy tickets for a political fund-raising event; lending personnel during working hours for a fund-raising activity; or paying for advertisements and other campaign expenses.

EMPLOYEE ACKNOWLEDGEMENT

•	I acknowledge that I have received and read the Solo Cup Company Code of Business Conduct and the related explanation summarizing Solo Cup policies.

•	I acknowledge that it is my responsibility to know, understand and comply with the Code as a condition of my employment with Solo Cup.

•	I understand that the Code applies to me and my job at Solo Cup, and I agree to comply with its terms.

•	I understand that my at-will employment status is not altered by agreeing to comply with the Code

Employee Signature	Date

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Date: January 2006

Print employee name and Solo location:

Return this acknowledgement to your local Human Resources representative. Human Resource representative will document receipt of this acknowledgement and retain it in the employee’s personnel file.

Date received by HR: